Exhibit 99.1

NEWS RELEASE

Contact:

Brenda Rarick

AMD Public Relations

(512) 602-8475

brenda.rarick@amd.com

Ruth Cotter

AMD Investor Relations

(408) 749-3887

ruth.cotter@amd.com

AMD Appoints Technology Industry Veteran Craig Conway to

Company’s Board of Directors

SUNNYVALE, Calif. — Sept. 28, 2009 — AMD (NYSE: AMD) announced today that Craig Conway, 54, has been appointed to the company’s board of directors. Conway has more than 30 years of technology industry experience and leadership.

“Craig will be an asset to our board as he brings great strategic vision and a solid track record in positioning companies for success,” said Bruce Claflin, chairman, AMD Board of Directors.

“Craig is a respected and proven leader who has guided companies for growth and leadership in some of the world’s most competitive technology markets. We look forward to his participation on the board,” said Dirk Meyer, president and chief executive officer of AMD.

Conway has successfully led several technology companies, most recently serving as president and CEO of PeopleSoft, Inc. from 1999 to 2004. While at PeopleSoft, the company grew into the world’s second largest provider of enterprise business application software. Conway has also served as president and CEO of TGV Software and One Touch Systems. Previously, he held executive management positions at a variety of leading technology companies including executive vice president at Oracle Corporation.

Conway is a graduate of the State University of New York at Brockport, where he received a bachelor of science degree in computer science and mathematics.

About AMD

Advanced Micro Devices (NYSE: AMD) is an innovative technology company dedicated to collaborating with customers and technology partners to ignite the next generation of computing and graphics solutions at work, home and play. For more information, visit http://www.amd.com.